Calculation of Filing Fee Tables
S-3
DOW CHEMICAL CO /DE/
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	4.550% The Dow Chemical Co Notes Due February 15, 2031	457(r)			$4,954,000.00	0.0001381	$684.15
Fees to be Paid	2	Debt	5.450% The Dow Chemical Co Notes Due February 15, 2036	457(r)			$10,307,000.00	0.0001381	$1,423.40
Fees to be Paid	3	Debt	6.350% The Dow Chemical Co Notes Due February 15, 2056	457(r)			$5,555,000.00	0.0001381	$767.15
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts:							$20,816,000.00		$2,874.70
Total Fees Previously Paid:									$0.00
Total Fee Offsets:									$0.00
Net Fee Due:									$2,874.70
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(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(3)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.